Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
LESCO, Inc.

     We consent to the incorporation by reference in the Registration Statement (File No. 33-38118) on Form S-8 of LESCO, Inc. of our report dated April 14, 2005 relating to the statements of net assets available for benefits of the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust as of December 31, 2004 and 2003 and the related statement of changes in net assets available for benefits for the year ended December 31, 2004 and supplemental schedule, which appear in the December 31, 2004 annual report on Form 11-K of LESCO, Inc.

/s/ KPMG LLP

Cleveland, Ohio
June 16, 2005

9